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Exhibit 10.2


John Prinz                                                           May 8, 1997
Prinz-Franklin L.L.C.
One Northfield Plaza
Northfield, Illinois   60093


Dear John,

     As an addendum to the Investment Agreement Dated April 11, 1997 and all exhibits ("Investment Agreement"), between Franklin Ophthalmic Instruments Co., Inc ("Franklin") and Prinz-Franklin L.L.C. ("Prinz), Franklin is willing to provide "piggyback" registration rights on all of the common stock sold to Prinz under the aforementioned Investment Agreement provided that: the common stock is placed in escrow to insure the stand-still provisions in the Investment Agreement such that: 1) 25% (750,000 shares) of the stock will not be released and/or sold unless the closing price of Franklin's common stock is equal to or greater than $.75 per share for five consecutive trading days; and 2) the remaining common stock (2,250,000) will not be released and/or sold unless the closing price is equal to or greater than $1.25 for five consecutive trading days. The escrow restrictions shall cease at the earlier of the time the common stock sold to Prinz shall be exempt under the provisions of Rule 144 and/or 1 year from the date of each investment of the respective stock referred to above.

     In the event of a reverse split of Franklin's common stock, the aforementioned strike prices for release shall be raised to equal the ratio of the reverse split (example: if there is a 3:1 reverse split of the stock, the stand-still of the 2,250,000 shall be raised from $1.25 to $3.75).


Signatures agreeing to the above,


/S/  Michael J. Carroll                      /S/  John Prinz
-------------------------                    ---------------
Michael J. Carroll                           John Prinz
Franklin Ophthalmic Instruments Co., Inc.    Prinz-Franklin, L.L.C.